INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Delta Oil and Gas, Inc.
(A Development stage Company)

We hereby consent to the use in this Amendment No. 1 to Registration Statement No. 333-153880 of our report dated August 27, 2008, relating to the consolidated balance sheet of The Stallion Group (an Exploration Stage Company) as of May 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash Flows for the year ended May 31, 2008, and for the period from inception on January 9, 2004 through to May 31, 2008.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-4.

 /s/ CHISHOLM BIERWOLF & NILSON, LLC
CHISHOLM BIERWOLF & NILSON, LLC

 CERTIFIED PUBLIC ACCOUNTANTS

Bountiful, Utah
December 16, 2008